                                                                    EXHIBIT 99.7



FOR IMMEDIATE RELEASE



                           RAMSAY YOUTH SERVICES, INC.
                  ANNOUNCES FOURTH QUARTER AND YEAR END RESULTS


CORAL GABLES, FLORIDA, MARCH 21, 2003 . . . RAMSAY YOUTH SERVICES, INC. (NASDAQ:RYOU) today announced results for the fourth quarter and year ended December 31, 2002. Total revenues for the fourth quarter of 2002 increased to $36,293,000 from $35,149,000 for the same period in the prior year. Reported net income for the fourth quarter of 2002 totaled $575,000, or $0.05 per fully diluted share, as compared to $1,208,000, or $0.11 per fully diluted share for the same quarter of the prior year. The current quarter results were impacted by approximately $650,000 in start-up costs related to the Company's entrance into the Georgia market.

The Company reported for the year total revenues of $145,156,000 up from $134,416,000 in the prior year. Net income for the year of $12,668,000, or $1.11 per fully diluted share, was positively impacted by the reversal of a deferred tax asset valuation allowance in June 2002. This reversal of deferred tax asset valuation allowance, net of the amortization of deferred tax assets, increased net income for the year by $6,407,000 or $0.56 per fully diluted share. Excluding this non-recurring item, net income for the year ended December 31, 2002 totaled $6,261,000 or $0.55 per fully diluted share, an increase of 81% as compared to net income of $3,466,000 or $0.34 per fully diluted share in the prior year.

Commenting on the results Luis E. Lamela, President and CEO of Ramsay Youth Services, Inc., said, "I am pleased with the Company's financial performance during the year. I am also excited with our entrance into the Georgia market. Although we have incurred start-up costs related to the opening of this market we anticipate to have our programs in Georgia fully operational and contributing positively to our results in the second half of 2003."

Ramsay Youth Services, Inc. is a leading provider and manager of mental health, substance abuse and behavioral health programs and services in residential and non-residential settings in eleven states and the Commonwealth of Puerto Rico.

Except for historical information contained herein, the matters set forth in this news release are forward-looking statements as defined under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve known and unknown risks and uncertainties. Actual operations and results may differ materially from those expected in the forward looking statements made by the Company. Please refer to Ramsay's filings with the Securities and Exchange Commission for additional information, specifically the Risk Factors section in the Company's Form 10K for the year ended December 31, 2001.

                                  Tables Follow
                                       ###

Contact: Isa Diaz
         Executive Vice President Corporate Relations
         (305) 569-4626

                  RAMSAY YOUTH SERVICES, INC. AND SUBSIDIARIES
                                OPERATING RESULTS



                                                                                QUARTER ENDED DECEMBER 31,
                                                           ---------------------------------------------------------------
                                                                        2002                               2001
                                                           ----------------------------       ----------------------------
Revenues                                                   $36,293,000            100.0%      $35,149,000            100.0%

Operating expenses:
   Salaries, wages and benefits                             23,237,000             64.0%       21,717,000             61.8%
   Other operating expenses                                 10,849,000             29.9%        9,628,000             27.4%
   Provision for doubtful accounts                              28,000              0.1%          728,000              2.1%
   Depreciation and amortization                               649,000              1.8%          606,000              1.7%
   Asset impairment charges                                         --              0.0%          124,000              0.3%
                                                           ----------------------------       ----------------------------
Total operating expenses                                    34,763,000             95.8%       32,803,000             93.3%
                                                           ----------------------------       ----------------------------

Income from operations                                       1,530,000              4.2%        2,346,000              6.7%

Non-operating expenses:
   Interest and other financing charges, net                   604,000              1.6%          702,000              2.0%
   Loss in sale of assets                                           --              0.0%          130,000              0.4%
                                                           ----------------------------       ----------------------------
      Total non-operating expenses, net                        604,000              1.6%          832,000              2.4%


Income before income taxes                                     926,000              2.6%        1,514,000              4.3%

(Benefit) provision for income taxes                           351,000              1.0%          306,000              0.9%
                                                           ----------------------------       ----------------------------
 Net income                                                $   575,000              1.6%      $ 1,208,000              3.4%
                                                           ============================       ============================


Income per common share:
   Basic                                                   $      0.06                        $      0.13
                                                           ===========                        ===========
   Diluted                                                 $      0.05                        $      0.11
                                                           ===========                        ===========

Weighted average number of common shares outstanding:
   Basic                                                     9,276,000                          9,252,000
                                                           ===========                        ===========
   Diluted                                                  11,354,000                         11,266,000
                                                           ===========                        ===========


                  RAMSAY YOUTH SERVICES, INC. AND SUBSIDIARIES
                                OPERATING RESULTS

                                                                       TWELVE MONTHS ENDED DECEMBER 31,
                                                          ------------------------------------------------------
                                                              2002                                   2001
                                                          ------------------------------------------------------
Revenues                                                  $ 145,156,000     100.0%      $ 134,416,000      100.0%
                                                          -----------------------       ------------------------

Operating expenses:
   Salaries, wages and benefits                              90,943,000      62.6%         83,563,000       62.2%
   Other operating expenses                                  40,365,000      27.8%         37,715,000       28.0%
   Provision for doubtful accounts                            1,867,000       1.3%          2,911,000        2.2%
   Depreciation and amortization                              2,577,000       1.8%          2,430,000        1.8%
   Asset impairment charges                                     125,000       0.1%            124,000        0.1%
                                                          -----------------------       ------------------------
Total operating expenses                                    135,877,000      93.6%        126,743,000       94.3%
                                                          -----------------------       ------------------------

Income from operations                                        9,279,000       6.4%          7,673,000        5.7%

Non-operating expenses:
   Interest and other financing charges, net                  2,475,000       1.7%          3,299,000        2.4%
   Losses related to asset sales                                     --       0.0%            130,000        0.1%
      Total non-operating expenses, net                       2,475,000       1.7%          3,429,000        2.5%


Income before income taxes                                    6,804,000       4.7%          4,244,000        3.2%

(Benefit) provision for income taxes                         (5,864,000)     (4.0%)           778,000        0.6%
                                                          -----------------------       ------------------------
 Net income                                               $  12,668,000       8.7%      $   3,466,000        2.6%
                                                          =======================       ========================

Income per common share:
   Basic                                                  $        1.37                 $        0.38
                                                          =============                 =============
   Diluted                                                $        1.11                 $        0.34
                                                          =============                 =============

Weighted average number of common shares outstanding:
   Basic                                                      9,278,000                     9,046,000
                                                          =============                 =============
   Diluted                                                   11,405,000                    10,340,000
                                                          =============                 =============
